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                                                                     EXHIBIT 5.1

                                          August
                                          15th
                                          1 9 9 7

Acacia Research Corporation
12 South Raymond Avenue
Pasadena, California 91105

    Re:  Registration on Form S-3 of Common Stock, no par value, of Acacia Research Corporation (the "Company")
       ---------------------------------------------------------

Ladies and Gentlemen:

    At your request, we have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 400,000 shares of Common Stock, no par value, of the Company (the "Common Stock") to be sold by certain shareholders of the Company. We have examined the proceedings heretofore taken in connection with the authorization of the Common Stock.

    Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement.

                                          Respectfully submitted,
                                          O'MELVENY & MYERS LLP